UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2007

COLONY BANKCORP, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

115 South Grant Street, Fitzgerald, Georgia 31750

(Address of principal executive offices)

(229) 426-6000

Registrant’s Telephone Number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c ) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	(1)

On January 16, 2007, at a regularly scheduled meeting of the Board of Directors of Colony Bankcorp, Inc. (“Colony”), and pursuant to the Articles of Incorporation and Bylaws of Colony, the Board by unanimous vote elected to establish one new Board position and elected Mark H. Massee to fill this position. The Nomination Committee consisting of independent directors Morris Downing, Terry Coleman, Jerry Harrell and Sidney Ross determined the need to increase the size of the board from ten members to eleven members and upon search and interview of potential candidates recommended the name of Mark H. Massee.

Mr. Massee, 53 years of age, is a highly successful businessman in Fitzgerald and south Georgia. Mr. Massee is President of Massee Builders, Inc. and currently serves on the board of Colony Bank of Fitzgerald. Mr. Massee’s broad business and bank board experience will provide invaluable expertise in oversight and setting policy for the company and in dealing with regulatory issues.

	(2)	Mr. Massee has no arrangement or understanding with any other person pursuant to which the director was selected as a director.

	(3)	Mr. Massee has not served on any committees of Colony, and at this time the Board has not named him to a committee.

	(4)	Mr. Massee has no transactions with management and others to report as required by Item 404(a) of Regulation S-K or Item 404(a) of Regulation S-B.

	(5)	Mr. Massee has no material plan, contract or arrangement to which he is a party or in which he participates that is entered into.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: January 19, 2007	By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice President and Chief Financial Officer